FORM 5
              U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, d.C. 20549
        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person 4. Statement for Month/Year
     Roos, William T.                        December 1995
     217 Anchor Lane
     Yorktown, VA 23692            5. If Amendment, Date of Original
                                       (Month/Year)

2. Issuer and Ticker or Trading Symbol  6. Relationship of Reporting Person
     Dominion Resources, Inc. (D)          to Issuer
                                        Director
3. IRS or Social Security Number of
   Reporting Person (Voluntary)
     ###-##-####

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security                    Common Stock
2.   Transaction Date                     12/15/1995
3.   Transaction Code                     G
4.   Securities Acquired (A) or Disposed of (D)
     Amount                               22.277
     (A) or (D)                           A
     Price                                 _________
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    1,650
6.   Ownership Form:
     Direct (D) or Indirect (I)               D
7.   Nature of Indirect Beneficial Ownership   _______


1.   Title of Security                    Common Stock
2.   Transaction Date                     12/15/1995
3.   Transaction Code                     G
4.   Securities Acquired (A) or Disposed of (D)
     Amount                               220.302
     (A) or (D)                           A
     Price                                 _________
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    5,459
6.   Ownership Form:
     Direct (D) or Indirect (I)                I
7.   Nature of Indirect Beneficial Ownership   Spouse


1.   Title of Security                    Common Stock
2.   Transaction Date
3.   Transaction Code
4.   Securities Acquired (A) or Disposed of (D)
     Amount
     (A) or (D)
     Price
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    1,840
6.   Ownership Form:
     Direct (D) or Indirect (I)                I
7.   Nature of Indirect Beneficial Ownership   Trust for Daughter

FORM 5

1.   Title of Security                    Common Stock
2.   Transaction Date                     12/15/1995
3.   Transaction Code                     G
4.   Securities Acquired (A) or Disposed of (D)
     Amount                               450
     (A) or (D)                           A
     Price                                 _________
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    2,347
6.   Ownership Form:
     Direct (D) or Indirect (I)                I
7.   Nature of Indirect Beneficial Ownership   Trust for Son


1.   Title of Security                    Common Stock
2.   Transaction Date
3.   Transaction Code
4.   Securities Acquired (A) or Disposed of (D)
     Amount
     (A) or (D)
     Price                                 _________
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    100
6.   Ownership Form:
     Direct (D) or Indirect (I)                I
7.   Nature of Indirect Beneficial Ownership   Trust for Grandchild


1.   Title of Security                    Common Stock
2.   Transaction Date
3.   Transaction Code
4.   Securities Acquired (A) or Disposed of (D)
     Amount
     (A) or (D)
     Price                                 _________
5.   Amount of Securities Beneficially
       Owned at End of Issuer's Fiscal Year    100
6.   Ownership Form:
     Direct (D) or Indirect (I)                I
7.   Nature of Indirect Beneficial Ownership   Trust for Grandchild


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Derivative Security         Stock Equivalents
2.   Conversion or Exercise Price of
       Derivative Security                (01)
3.   Transaction Date                     (01)
4.   Transaction Code                     J (01)
5.   Number of Derivative Securities Acquired (A)
      or Disposed of (D)
     (A)                                  177.7058
     (D)
6.   Date Exercisable                     02/15/1998
     Expiration Date
7.   Title and Amont of Underlying Securities
     Title                                Common Stock
     Amount or Number of Shares           177.7058
8.   Price of Derivative Security         (01)
9.   Number of Derivative Securities
      Beneficially Owned at End of Year   2,720.1972
10.  Ownership of Derivative Security:
     Direct (D) or Indirect (I)           D
11.  Nature of Indirect Beneficial Ownership   __________________

Explanation of Responses:

(01) Acquired pursuant to the Dominion Resources, Inc. Deferred Compensation Plan during 1995 at a range of prices between $35.5625 and $41.1875 per share in transactions exempt pursuant to old Rule 16b-3.

Roos, William T.